Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Investors: Elizabeth Corse	Media: Carter Cromley
(703) 667-6984	(703) 667-6000
elizabeth.corse@savvis.net	carter.cromley@savvis.net

SAVVIS COMMON SHARES HELD BY BRIDGE ESTATE DISTRIBUTED

ST. LOUIS, MO. – August 6, 2004 – SAVVIS Communications Corporation (NASDAQ: SVVS), a leading global IT utility, announced today that 42,933,702 of the 45,483,702 SAVVIS common shares held by BIS Administration, Inc. (the “Bridge Estate”), the successor to Bridge Information Systems, Inc. (“Bridge”) have been distributed to Bridge’s secured creditors. As previously disclosed, the Bridge Estate had the obligation to distribute the shares to Bridge’s secured creditors when requested to do so. The distributed shares, which represent approximately 39% of SAVVIS’ outstanding common shares, or 8% on a fully diluted basis, are freely tradeable. They were transferred to approximately 40 separate holders.

Bridge, SAVVIS’ former majority shareholder, continued to own 45,483,702 SAVVIS common shares after SAVVIS’ initial public offering in February of 2000. Bridge filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in February of 2001. In February of 2002 a plan of liquidation was approved by the Bankruptcy Court, which, among other items, transferred ownership to the holders of the secured debt of Bridge. The shares have been under the administration of the Bridge Estate since that time.

About SAVVIS

SAVVIS Communications (NASDAQ: SVVS) is a global IT utility that leads the industry in delivering secure, reliable, and scalable hosting, network, and application services. SAVVIS’ strategic approach combines the use of virtualization technology, a utility services model, and automated software management and provisioning systems. This allows customers to focus on their core business while SAVVIS ensures the quality of their IT infrastructure. With its recent acquisition of the assets of Cable & Wireless America, SAVVIS becomes one of the world’s largest providers of IP network and hosting services. For more information about SAVVIS, visit www.savvis.net. For more information about end-to-end media services from SAVVIS’ WAM!NET division, visit www.wamnet.com.